Exhibit 10.23

                           WARRANT PURCHASE AGREEMENT

                  This Purchase Agreement (the "Agreement") is entered into as of January 29, 2003, by and between Travelers Insurance Company, a Connecticut corporation ("TIC"), Citigroup Alternative Investments GP, LLC, a Delaware limited liability company ("CAI GP"), Citigroup Alternative Investments General Real Estate Mezzanine Investments II, LLC (formerly known as Travelers General Real Estate Mezzanine Investments II, LLC), a Delaware limited liability company ("General REMI II" and together with TIC and CAI GP, the "Selling Parties") and Capital Trust, Inc., a Maryland corporation ("CT").

                              Preliminary Statement

                  TIC holds a warrant to purchase 1,402,500 shares of class A common stock, par value $.01 per share ("Common Stock"), of CT at an exercise price of $5.00 per share pursuant to a warrant agreement, dated as of March 8, 2000, made by CT (the "TIC Warrant"). CAI GP holds a warrant to purchase 2,847,500 shares of Common Stock of CT at an exercise price of $5.00 per share pursuant to a warrant agreement, dated as of March 8, 2000, made by CT (the "CAI GP Warrant"). General REMI II holds a warrant to purchase 3,015,600 shares of Common Stock of CT at an exercise price of $5.00 per share pursuant to a warrant agreement, dated as of April 9, 2001, made by CT (the "General REMI II Warrant 1"). General REMI II holds a warrant to purchase 236,233 shares of Common Stock of CT at an exercise price of $5.00 per share pursuant to a warrant agreement, dated as of May 29, 2001, made by CT (the "General REMI II Warrant 2"). General REMI II holds a warrant to purchase 1,026,634 shares of Common Stock of CT at an exercise price of $5.00 per share pursuant to a warrant agreement dated as of August 7, 2001, made by CT (the "General REMI II Warrant 3", and together with the TIC Warrant, the CAI GP Warrant, the General REMI II Warrant 1 and the General REMI II Warrant 2, the "Warrants").

                  The Selling Parties desire to sell to CT, and CT desires to purchase from the Selling Parties, all of Selling Parties' right, title and interest in and to the Warrants.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree as follows:

1.       Terms of Purchase and Closing

         1.1 Purchase and Sale. At the Closing (as defined herein), subject to the terms and conditions set forth in this Agreement, each Selling Party hereby agrees to sell, assign, transfer, convey and deliver to CT, and CT hereby agrees to purchase from each such Selling Party, all of each such Selling Party's right, title and interest in and to its Warrant(s), at the purchase price specified herein.

         1.2 Purchase Price. The purchase price payable to each Selling Party for its Warrant(s) shall be an amount determined by multiplying $0.25 by the total number of


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shares issuable upon exercise of such Warrant(s) as set forth below, payable in cash in the manner set forth in Section 1.3 (each such price, a "Purchase
Price").


Warrant                                          Number of Shares                  Purchase Price
-------                                          ----------------                  --------------
TIC Warrant                                          1,402,500                        $350,625.00
CAI GP Warrant                                       2,847,500                        $711,875.00
General REMI II Warrant 1                            3,015,600                        $753,900.00
General REMI II Warrant 2                              236,233                         $59,058.25
General REMI II Warrant 3                            1,026,634                        $256,658.50
                                Total:               8,528,467                      $2,132,116.75



         1.3 Closing Payment. The Purchase Price payable to each Selling Party for its Warrant(s) shall be delivered at the Closing to each such Selling Party in cash by wire transfer of immediately available funds to the account(s) of such Selling Party as set forth in written wire transfer instructions provided to CT by each such Selling Party prior to the Closing.

         1.4 Closing. The closing of the purchase and sale of the Warrants (the "Closing") shall take place on the date hereof (the "Closing Date"), at which time CT shall deliver the Purchase Price due each Selling Party and each Selling Party shall deliver to CT its Warrant(s), which Warrants shall be deemed cancelled and of no further legal force or effect. The purchase and sale of the Warrants shall be irrevocable and complete upon the Closing.

2.       Representations and Warranties

         2.1 Authorization and Binding Nature. Each of the parties represents and warrants as of the date hereof that:

                (a) Such party is duly organized, existing and in good standing under the laws of the state of its organization, with the requisite authority and power to carry on its business as currently conducted;

                (b) Such party has duly and validly executed and delivered this Agreement and has the corporate, limited liability company or other power and authority and the legal right to effect the transactions contemplated hereby;

                (c) The execution of this Agreement and performance thereunder by such party will not result in any breach or violation of or conflict with (i) any provision of its charter, by-laws or limited liability company agreement,
(ii) any of the terms or conditions of any agreement or other instrument by which any such party is bound or


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


affected or by which its assets are affected, (iii) any order, writ, injunction, judgement, decree, law, statute, rule or regulation applicable to it, or any of its respective properties or assets or (iv) result in the creation or imposition of any lien or encumbrance on any of its assets; and

                (d) This Agreement constitutes the legal, valid, binding and enforceable obligation of such party, enforceable against it in accordance with its terms, subject to (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief or other equitable remedies, (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights and (iii) public policy concerns (including, without limitation, the ability of a court to refuse to enforce unconscionable covenants and similar provisions).

         2.2 Representation and Warranty of the Selling Parties. The Selling Parties, jointly and severally, represent and warrant as of the date hereof that the Selling Parties own the Warrants, and have not assigned, sold, participated out, cancelled, transferred or subjected to any lien, charge or encumbrance in any manner, all or any portion of their interest in the Warrants.

3.       Miscellaneous

         3.1 Survival. All representations, warranties and covenants made herein shall survive the execution and delivery of this Agreement.

         3.2 Entire Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         3.3 Amendment. No amendment, whether express or implied, to this Agreement shall be effective unless it is in writing and signed by the parties hereto.

         3.4 Assignment and Successors. The Selling Parties and CT may not assign or transfer any of their rights, obligations or responsibilities under this Agreement without the other party's prior written consent. Any purported assignment or transfer without any required consent is null and void. Subject to the foregoing, this Agreement shall be binding upon the respective successors and permitted assigns of the parties hereto and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         3.5 Notices. All notices or other communications under this Agreement shall be sufficient if in writing and delivered by hand or sent by a recognized overnight air

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courier service and shall be deemed given when received by the parties at the following addresses:

                  If to CT:

                                    Capital Trust, Inc.
                                    410 Park Avenue, 14th Floor
                                    New York, N.Y. 10022
                                    Attention:  Brian H. Oswald

                           and with a copy to:

                                    Paul, Hastings, Janofsky & Walker LLP
                                    75 East 55th Street
                                    New York, NY 10022
                                    Attention: Michael L. Zuppone

                  If to TIC:

                                    Travelers Insurance Company
                                    850 Third Avenue, 12th Floor
                                    New York, NY 10022
                                    Attn: Duane R. Nelson

                           and with a copy to:

                                    Loeb & Loeb LLP
                                    345 Park Avenue
                                    New York, NY 10154
                                    Attention:  Stanley M. Johnson, Esq.

                  If to CAI GP:

                                    Citigroup Alternative Investments GP, LLC
                                    850 Third Avenue, 12th Floor
                                    New York, NY 10022
                                    Attn: Duane R. Nelson

                           and with a copy to:

                                    Loeb & Loeb LLP
                                    345 Park Avenue
                                    New York, NY 10154
                                    Attn:  Stanley M. Johnson, Esq.



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



                  If to General REMI II:

                                    Citigroup Alternative Investments Limited
                                    Real Estate Mezzanine Investments II, LLC
                                    850 Third Avenue, 12th Floor
                                    New York, NY 10022
                                    Attn: Duane R. Nelson

                           and with copies to:

                                    Citigroup Investments Inc.
                                    850 Third Avenue, 12th Floor
                                    New York, NY 10022
                                    Attn: Michael Watson
                                    Real Estate Investment Number 12833

                                    Loeb & Loeb LLP
                                    345 Park Avenue
                                    New York, NY 10154
                                    Attn:  Stanley M. Johnson, Esq.

         3.6 Arbitration. All claims, disputes and other matters in question arising out of or relating to this Agreement or interpretation or breach of this Agreement shall be decided by arbitration in accordance with the procedures set forth in Sections 4.2(a) through (d) of the Venture Agreement (as defined below). For purposes of this Agreement, the term "Venture Agreement" means that certain venture agreement dated as of March 8, 2000, among Travelers Limited Real Estate Mezzanine Investments I, LLC, a Delaware limited liability company, Travelers General Real Estate Mezzanine Investments II, LLC, a Delaware limited liability company, Travelers Limited Real Estate Mezzanine Investments II, LLC, a Delaware limited liability company, CT-F1, LLC, a Delaware limited liability company, CT-F2-GP, LLC, a Delaware limited liability company, CT-F2-LP, LLC, a Delaware limited liability company, CT Investment Management Co., LLC, a Delaware limited liability company, and Capital Trust, Inc., a Maryland corporation, as amended to date or hereafter.


         3.7 Governing Law; Submission to Jurisdiction. This Agreement shall be subject to and the parties shall be bound by the provisions of Section 4.2(e) of the Venture Agreement.

         3.8 Further Assurances. From and after the date hereof, each party to this Agreement shall perform any further acts and execute and deliver any further documents or instruments as may be reasonably necessary to assure and confirm the rights hereby



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created, cancelled or intended now or hereafter to be so, or to carry out the intention or facilitate the performance of this Agreement.

         3.9 Costs and Expenses. Each party to this Agreement shall bear its own respective costs and expenses incurred in connection with the negotiation, preparation, execution, delivery and enforcement of this Agreement and the consummation of the transactions contemplated hereby.

         3.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.





                            [Signature Page Follows]



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




                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                            CAPITAL TRUST, INC.


                            By:/s/ John R. Klopp
                               ----------------------------
                            Name:  John R. Klopp
                            Title: Chief Executive Officer



                           TRAVELERS INSURANCE COMPANY


                           By: /s/ Duane R. Nelson
                               ----------------------------
                           Name:  Duane R. Nelson
                           Title: Vice President


                           CITIGROUP ALTERNATIVE
                           INVESTMENTS GP, LLC


                           By: /s/ Duane R. Nelson
                               ----------------------------
                           Name:  Duane R. Nelson
                           Title: Vice President



                           CITIGROUP ALTERNATIVE
                           INVESTMENTS GENERAL
                           REAL ESTATE MEZZANINE
                           INVESTMENTS II, LLC


                           By: /s/ Duane R. Nelson
                               ----------------------------
                           Name:  Duane R. Nelson
                           Title: Vice President